Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                     CONTACT:    Frank W. Wingate
July 30, 2003                                                                                                                                             President and
                                                                                                                                                                   Chief Executive Officer                                                                                                                                                                                                         (864) 297-6333

      NEW COMMERCE BANCORP REPORTS SECOND QUARTER RESULTS

GREENVILLE, SC — New Commerce BanCorp (OTC Bulletin Board: NCBS.OB), parent company of New Commerce Bank, reported second quarter 2003 net income of $12,281, or $0.01 per share, compared to net income of $6,425, or $0.01 per share, for the same period in 2002. Included in net income for the quarter ended June 30, 2003 were non-recurring gains from sales of investment securities of approximately $41,000. There were no securities gains in the quarter ended June 30, 2002.

For the six-month period ended June 30, 2003, net income was $18,634, or $0.02 per share, compared to net income of $10,931, or $0.01 per share, for the six-month period ended June 30, 2002. Included in net income for the six-month period ended June 30, 2003 were non-recurring gains from sales of investment securities of approximately $49,000. There were no securities gains in the six-month period ended June 30, 2002.

Assets totaled $70.1 million at June 30, 2003 and represented a $16.0 million increase from June 30, 2002. The loan portfolio increased $15.7 million to $48.2 million from June 30, 2002 and represented 69% of total assets. There were no non-performing loans as of the end of the quarter. Total deposits were $55.4 million at June 30, 2003, a $16.4 million increase from the second quarter of 2002.

New Commerce Bank has two offices serving individual and business clients in the Golden Strip area of Greenville County. The main office is located on East Butler Road at I-385 and the Five Forks office is located on Woodruff Road at Batesville Road in Simpsonville.

Statements in this press release may consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risks and uncertainties which could cause actual results to differ materially from the forward-looking information. These risks and uncertainties include, but are not limited to, unforeseen general economic conditions such as a downturn in the economy, competitive risks, and other factors set forth from time to time in our filings with the Securities and Exchange Commission. When used in this release, words such as “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” and “anticipates” are intended to identify forward-looking statements.

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NEW COMMERCE BANCORP AND SUBSIDIARY
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)
(Unaudited)

STATEMENT OF OPERATIONS DATA:

	Three Months Ended
	June 30,		Percent
	2003	2002	Change
Net interest income	$ 519	$ 486	7%
Provision for loan losses	69	21	229%
Noninterest income	206	62	232%
Noninterest expense	637	519	23%
Income before income tax expense	19	8
Income tax expense	7	2
Net income	12	6
Basic and diluted earnings per share	$ 0.01	$ 0.01
Weighted average shares outstanding:
Basic	1,000,000	1,000,000
Diluted	1,018,332	1,014,971

	Six Months Ended
	June 30,		Percent
	2003	2002	Change
Net interest income	$ 1,043	$ 948	10%
Provision for loan losses	113	30	277%
Noninterest income	307	118	160%
Noninterest expense	1,207	1,020	18%
Income before income tax expense	30	16
Income tax expense	11	5
Net income	19	11
Basic and diluted earnings per share	$ 0.02	$ 0.01
Weighted average shares outstanding:
Basic	1,000,000	1,000,000
Diluted	1,018,148	1,010,895

BALANCE SHEET DATA:

	June 30,		Percent
	2003	2002	Change
Total assets	$70,116	$54,125	30%
Total earning assets	64,036	48,195	33%
Gross loans	48,243	32,539	48%
Allowance for loan losses	603	435	39%
Investment securities	12,172	15,655	(22%)
Total deposits	55,433	39,024	42%
Total interest-bearing deposits	43,900	33,962	29%
Other borrowings	4,075	5,634	(28%)
Total liabilities	61,305	45,261	35%
Shareholders' equity	8,811	8,864	(1%)
Book value per share	$ 8.81	$ 8.86	(1%)

SELECTED RATIOS:

	June 30,
	2003	2002
Net interest margin	3.64%	4.03%
Allowance for loan losses as
a percentage of gross loans	1.25%	1.40%
Gross loans to deposits	87.03%	83.38%
Non-performing loans to gross loans	0.00%	0.00%
Net charge-offs (recoveries) to
average loans	0.01%	0.00%
Capital ratios (Bank only):
Tier 1 capital (to risk-weighted assets)	12.25%	20.66%
Total capital (to risk-weighted assets)	13.28%	21.68%
Leverage ratio (to average assets)	10.95%	15.72%